Exhibit 99.5

Consent to be Named as a Director

In connection with the filing by Aurora Acquisition Corp. of the Registration Statement on Form S-4 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 of the Securities Act, to being named in the Registration Statement and any and all amendments and supplements thereto as a member of the board of directors of Aurora Acquisition Corp. following the consummation of the business combination, which will be renamed “Better Home & Finance Holding Company.” I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

Dated: August 3, 2021

Prabhu Narasimhan

/s/ Prabhu Narasimhan
Signature